Exhibit 99.1

Phillips Edison & Company Provides Update on COVID-19 Impact as of July 10, 2020

97% of total neighbor spaces are open and operating as of July 10, 2020

June rent and recovery collections totaled 87% of monthly billings

CINCINNATI -- July 14, 2020 - Phillips Edison & Company, Inc. (“PECO” or the “Company”), an internally-managed real estate investment trust (“REIT”) and one of the nation’s largest owners and operators of grocery-anchored shopping centers, issued an update regarding the impact of the COVID-19 pandemic, including rent and recovery collections for June 2020. Statistics include pro rata ownership through joint ventures and exclude statistics related to properties that have since been disposed.

Management Commentary
"The necessity-based nature of our neighbors has driven the rapid increase in store re-openings, as neighbors representing 98% of our annualized base rent are open for business as of July 10, 2020," commented Jeff Edison, CEO of Phillips Edison. "Our portfolio has continued to see increasing foot traffic over recent weeks, which we believe impacted the positive trend in rent and recoveries collected over the past three months. June 2020 rent and recoveries totaled 87% of monthly billings, up from 84% for May 2020 and 82% for April 2020."
"We continue to monitor our business, working closely with our neighbors during these challenging times, and are executing on our conservative capital allocation strategy, including repayment of our revolving credit facility to a zero balance. However, the recent surge in COVID-19 cases has created additional uncertainty around the economic recovery and its sustainability. When we are able to better understand the impact and duration of the COVID-19 pandemic, we will reevaluate stockholder distributions."

April, May, and June 2020 Collection Details
The table below outlines how PECO’s neighbors have been impacted and the ensuing impact to PECO throughout the COVID-19 pandemic:

	April 2020(1)	May 2020(1)	June 2020(1)
Rent and recoveries collected, as % of monthly billings	82%	84%	87%
Neighbor spaces re-opened (% of temporarily closed spaces)	7%	69%	91%
Neighbor spaces re-opened (% of temporarily closed ABR(2))	7%	67%	89%
Total neighbor spaces open for business (% of total spaces)	65%	89%	97%
Total neighbor spaces open for business (% of total ABR(2))	75%	91%	97%

(1)
Statistics are approximate and include pro rata ownership through joint ventures and exclude statistics related to properties that have since been disposed. Collections for April, May, and June 2020 include any amounts billed for April, May, and June, respectively, that were received through July 10, 2020. For other statistics, April, May, and June 2020 are approximate as of April 30, 2020, May 31, 2020, and June 30, 2020, respectively. The total number of neighbor spaces that are or were temporarily closed in connection with COVID-19 is approximately 2,100.

(2)	Annualized base rent (“ABR”) is calculated as monthly contractual rent as of the applicable period end, multiplied by 12 months.

The Company will release its second quarter 2020 financial results and provide another update on the impact of the COVID-19 pandemic in mid-August 2020.

About Phillips Edison & Company
Phillips Edison & Company, Inc. (“PECO”), an internally-managed REIT, is one of the nation’s largest owners and operators of grocery-anchored shopping centers. PECO’s diversified portfolio of well-occupied neighborhood shopping centers features a mix of national and regional retailers selling necessity-based goods and services in fundamentally strong markets throughout the United States. Through its vertically-integrated operating platform, the Company manages a portfolio of 312 properties, including 285 wholly-owned properties comprising approximately 31.9 million square feet across 31 states (as of March 31, 2020). PECO has generated strong operating results over its 29+ year history and has partnered with leading institutional commercial real estate investors including TPG Real Estate and The Northwestern Mutual Life Insurance Company. The Company remains exclusively focused on creating great grocery-anchored shopping experiences and improving the communities it serves one center at a time. For more information, please visit www.phillipsedison.com.
Forward-Looking Statements
Certain statements contained in this press release for Phillips Edison & Company, Inc. (“we,” the “Company,” “our,” or “us”) other than historical facts may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. We intend for all such forward-looking statements to be covered by the applicable safe harbor provisions for forward-looking statements contained in those Acts. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “remain,” “believe,” “continue,” “consider,” “uncertainty,” “strategy,” or other similar words. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date this report is filed with the U.S. Securities and Exchange Commission (“SEC”). Such statements include, but are not limited to, statements about our focus, plans, strategies, initiatives, and prospects; statements about the global COVID-19 pandemic, including its duration and potential or expected impact on our tenants and our business and statements about our future results of operations, capital expenditures, and liquidity. Such statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those projected or anticipated, including, without limitation, (i) changes in national, regional, or local economic climates; (ii) local market conditions, including an oversupply of space in, or a reduction in demand for, properties similar to those in our portfolio; (iii) competition from other available properties and the attractiveness of properties in our portfolio to our tenants; (iv) the effects of the COVID-19 pandemic, including on the demand for consumer goods and services and levels of consumer confidence in the safety of visiting shopping centers as a result of the COVID-19 pandemic; (v) the measures taken by federal, state, and local government agencies and tenants in response to the COVID-19 pandemic, including mandatory business shutdowns, stay-at-home orders and social distancing guidelines; (vi) the impact of the COVID-19 pandemic on our tenants and their ability to pay rent on time or at all, or to renew their leases and, in the case of non-renewal, our ability to re-lease the space at the same or more favorable terms or at all; (vii) the pace of recovery following the COVID-19 pandemic given the current severe economic contraction and increase in unemployment rates; (viii) our ability to implement cost containment strategies; and (ix) the impact of the COVID-19 pandemic on our business, results of operations, financial condition, and liquidity. Additional important factors that could cause actual results to differ are described in the filings made from time to time by the Company with the SEC and include the risk factors and other risks and uncertainties described in our 2019 Annual Report on Form 10-K, filed with the SEC on March 12, 2020, and those included in our Quarterly Report on Form 10-Q, filed on May 12, 2020, in each case as updated from time to time in our periodic and/or current reports filed with the SEC, which are accessible on the SEC’s website at www.sec.gov.
Except as required by law, we do not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Investors:
Phillips Edison & Company, Inc.
Michael Koehler, Vice President of Investor Relations
(513) 338-2743
InvestorRelations@phillipsedison.com
Source: Phillips Edison & Company, Inc.
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